JOHN HANCOCK CAPITAL SERIES
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, LLC
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Capital Series (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Large Cap Select Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, LLC             JOHN HANCOCK CAPITAL SERIES on behalf of
                                    John Hancock Large Cap Select Fund



By: /s/ Maureen R. Ford               By:  /s/Susan S. Newton
    -------------------                    ------------------
    Maureen R. Ford                        Susan S. Newton
    President                              Senior Vice President and Secretary


Dated:  August 25, 2003